Exhibit 10.2

GENWORTH FINANCIAL, INC.

EXECUTIVE LIFE PROGRAM

GENWORTH FINANCIAL, INC.

EXECUTIVE LIFE PROGRAM

1. Purpose. The purpose of this Executive Life Program is to establish a method by which Genworth Financial, Inc. can provide a benefit to a select group of employees. The Program is intended to provide the beneficiaries of plan participants with a cash benefit payable in the event of the employee’s death. The Program is to be effective as of the Effective Date.

2. Definitions. The following terms shall have the following meanings when used herein unless the context clearly requires otherwise:

2.1. Beneficiary. “Beneficiary” means the person(s) or entity(ies) designated by a Participant from time to time pursuant to Section 4.3 hereof to receive Program benefits payable as a result of the Participant’s death.

2.2. Benefits Committee. “Benefits Committee” means the committee of three or more employees of the Company appointed by the MDCC to be responsible for the administration of the Program.

2.3. Board. “Board” means the Board of Directors of the Company.

2.4. Company. “Company” means Genworth Financial, Inc., its successors in interest, and any affiliates or subsidiaries that the Board in its sole discretion, designates as being included in the Program.

2.5. Effective Date. “Effective Date” means the date that General Electric Company’s ownership of the Company’s stock first falls below 50%.

2.6 MDCC. “MDCC” means the Management Development Compensation Committee of the Board.

2.7. Participant. “Participant” means any employee of the Company who is eligible, as determined under Section 3 hereof, to participate in the Plan, and who elects to participate by completion of necessary paperwork or who signifies intent to participate in the Plan in a manner as directed by the Benefits Committee in its discretion.

2.8. Program. “Program” means this Executive Life Program of Genworth Financial, Inc., as the same may be amended from time to time.

2.9. Retirement. “Retirement” means voluntary termination of service with the Company after attaining age sixty (60) with at least ten (10) years of continuous service with the Company.

3. Eligibility. The Benefits Committee may, in its sole discretion, select employees eligible for participation in the Program. Eligible employees may chose to participate in the Program by filing an election form as provided by the Benefits Committee. Such election form may contain any conditions or restrictions, consistent with the Plan, as deemed necessary or advisable by the Benefits Committee in its sole discretion. If an eligible employee chooses not to participate in the Program, there shall be no compensation or other benefit paid to the employee in lieu of the benefits payable under the Program, and he or she shall not have the opportunity to participate in the Program in the future unless expressly provided by the Benefits Committee.

4. Program Benefits.

4.1. Death Benefit. In the event of death of any Participant prior to his or her termination of employment with the Company, or in the event of death of any Participant after Retirement, the Company shall pay to the Participant’s designated Beneficiary the amount of one million dollars ($1,000,000), in the aggregate (the “Death Benefit”). If more than one Beneficiary is designated, the $1,000,000 Death Benefit will be allocated among the designated Beneficiaries of the deceased Participant in the manner indicated on the Participant’s Beneficiary designation form.

4.2. Additional Payment. In addition to the Death Benefit provided in Section 4.1 above, the Company shall pay to Participant’s Beneficiary an additional payment (a “Gross-Up Payment”) in an amount such that after payment by such Beneficiary of all federal and state income taxes, including, without limitation, federal and state income taxes imposed upon the Gross-Up Payment, such Beneficiary retains an amount of the Gross-Up Payment equal to the total federal and state income taxes imposed upon the Death Benefit and the Gross-Up Payment. In calculating the amount of the Gross-Up Payment, it shall be assumed that the Death Benefit and the Gross-Up Payment are subject to the maximum marginal federal and state income tax rates.

4.3. Beneficiary Designation. A Participant shall, in the manner determined by the Benefits Committee, designate a Beneficiary or Beneficiaries to receive any benefits under the Program upon the Participant’s death. Each Beneficiary designation shall be in a written form prescribed by the Benefits Committee and shall be effective only when filed with the Benefits Committee during the Participant’s lifetime. If no Beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a Beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Benefits Committee. A Beneficiary other person claiming any rights under the Program is subject to all terms and conditions of the Program and to any additional restrictions deemed necessary or appropriate by the Benefits Committee.

4.4. Source of Payments. All benefits payable under the Program shall be paid from the general assets of the Company, and Participants and their Beneficiaries shall have no secured or preferential rights to any assets of Company or any other party for payment of benefits under the Program. Any property held by the Company, including insurance contracts on the lives of Participants, shall remain the general, unpledged and unrestricted assets of the Company. The Company’s obligation under the Program shall be an unfunded and unsecured promise to pay money in the future.

5. Program Administration, Termination or Amendment.

5.1. Administration. The MDCC shall have general responsibility for the administration of the Program (including but not limited to complying with any reporting and disclosure requirements and establishing and maintaining Program records). The MDCC has delegated its administrative duties hereunder to the Benefits Committee, but any action so delegated or that may otherwise be taken by the Benefits Committee pursuant to the term of the Program may instead be taken by the MDCC. In the exercise of its sole and absolute discretion, the Benefits Committee shall interpret the Program’s provisions and determine the eligibility for benefits. The Benefits Committee shall, to the best of its ability, interpret the Program in such a way as to meet the requirements of Section 409A of the Code and any regulations and guidance issued thereunder. Any action taken hereunder by the MDCC or the Benefits Committee, as the case may be, shall be final, conclusive, and binding; provided that in the event of a conflict as between the MDCC and the Benefits Committee, the decision of the MDCC shall be final, conclusive, and binding. The members of the Benefits Committee, but not the MDCC, may be Participants in the Program. No member of the MDCC or the Benefits Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Program unless attributable to his own willful misconduct or lack of good faith. The MDCC or the Benefits Committee, as the case may be, shall from time to time establish rules for the administration of the Program that are not inconsistent with the provisions of the Program.

5.2. Written Records. The Benefits Committee will administer the Program and keep a written record of its actions and proceedings including dates, records and documents relating to the administration of the Program.

5.3. Rights of Company to Terminate, Suspend or Amend the Program. The MDCC or the Benefit Committee shall have the right to terminate or suspend the Program completely or to amend the Program in any way and at any time, in its sole discretion and without the consent of any Participant.

6. Claims Procedure.

6.1. Claim. Any Participant, Beneficiary or authorized representative thereof claiming a benefit, requesting an interpretation or ruling under the Program, or requesting information under the Program (a “Claimant”) shall present the claim or request in writing to the MDCC, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim. If special circumstances require an extension of time for processing, the MDCC shall send the

Claimant written notice of the extension, setting forth the special circumstances requiring an extension of time, prior to the termination of the ninety (90) day period. In no case, however, will the extension of time delay the decision on such request beyond one hundred and eighty (180) days following receipt of the actual request.

6.2. Denial of Claim. If the claim or request is wholly or partially denied, the written notice of denial shall include:

a)	The reasons for denial, with specific reference to the Program provisions on which the denial is based;

b)	A description of any additional material or information required for the Claimant to perfect the claim and an explanation of why it is necessary; and

c)	An explanation of the Program’s claim review procedures, the time limits under the procedures and a statement explaining the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

6.3. Review of Claim. Any Claimant whose claim or request is denied may request a review, by request given in writing to the MDCC. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial and should set forth the reasons supporting the claim, the reasons such claim should not have been denied, and any other issues or comments which the Claimant deems appropriate with respect to the claim. The claim or request shall be reviewed by the MDCC which may, but shall not be required to, grant the Claimant a hearing. The Claimant will be provided, upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim or request.

6.4. Final Decision. The decision on review shall normally be made within sixty (60) days after the MDCC’s receipt of the Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified prior to the expiration of the initial sixty (60) day period. In no case, however, will the extension of time delay the decision on review beyond one hundred and twenty (120) days following receipt by the MDCC of the actual request for review. The MDCC shall provide a Claimant with written notification of the Plan’s final decision on review. In the case of an adverse benefit determination, the notification shall include:

a)	The reasons for denial, with specific reference to the Program provisions on which the denial is based;

b)	A statement that the Claimant is entitled to receive upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim or request;

c)	A statement describing the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

All decisions by the MDCC shall be final and bind all parties concerned and a Claimant shall not be permitted to file suit on a claim without first exhausting the remedies available hereunder.

7. Miscellaneous.

7.1. Not a Trust. Nothing contained in the Program, and no action taken hereunder, shall create, nor be construed to create, a trust of any kind, or a fiduciary relationship between the Company and any Participant, any designated Beneficiary, or any other person.

7.2. Variation of Nouns and Pronouns. Where the context so requires, (a) singular nouns and pronouns shall be construed as plural, (b) plural nouns and pronouns shall be construed as singular, and (c) the gender of personal pronouns shall be construed as masculine, feminine, or neuter.

7.3. Headings. The headings of the various Sections contained herein are intended for ease of reference only and are not to be construed as evidence of the intent as to the content thereof.

7.4. Unfunded Program. Notwithstanding any other provision of the Program, Participants and their Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under the Program. Any property held by the Company for the purpose of generating the cash flow for benefit payments under the Program shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Program shall be an unfunded and unsecured promise to pay money in the future.

7.5. Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and non-transferable. No part of the amounts payable under the Program shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

7.6. Relation to Other Plans. Any benefits payable under the Program shall not be deemed compensation to any Participant for the purpose of computing benefits to which he may be entitled under any pension or profit-sharing plan or other similar plan or arrangement of the Company.

7.7. Not a Contract of Employment. The Program shall not constitute a contract of employment between the Company and any Participant. Nothing in the Program shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

7.8. Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by the Company.

7.9. Governing Law. The provisions of the Program shall be construed and interpreted according to the laws of the State of Virginia, except as preempted by federal law.

7.10. Validity. If any provision of the Program shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Program shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

7.11. Notice. Any notice required or permitted under the Program shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the MDCC or the Benefits Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the person’s last known address in the Company’s records.

7.12. Successors. The provisions of the Program shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

Adopted pursuant to resolution of the Benefits Committee this 6th day of September, 2005, to be effective as of the Effective Date.